EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Heritage Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-57513, No. 333-71415, No. 333-87599, No.333-88976, No.333-88980, No.333-88982, No.333-134473, No.333-134474, No.333-134475 and No. 333-167146) on Form S-8 and the registration statements (No. 333-156271 and No. 333-167145) on Form S-3 of Heritage Financial Corporation of our report dated March 2, 2012, with respect to the consolidated statement of financial condition of Heritage Financial Corporation and subsidiaries as of December 31, 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the December 31, 2012 Annual Report on Form 10-K of Heritage Financial Corporation.

/s/ KPMG, LLP

Seattle, Washington

March 6, 2013